Exhibit 23.01

Consent of Merdinger, Fruchter, Rosen & Corso, P.C.

We consent to the inclusion in this Annual Report on Form 10-K of eUniverse, Inc. for the two years ended March 31, 2002 and to the incorporation by reference in Registration Statement Numbers 333-102313 and 333-76898 of eUniverse, Inc. on Forms S-8, of our report dated June 14, 2002.

/S/ Merdinger, Fruchter, Rosen & Corso, P.C.

Los Angeles, California
August 21, 2003